Exhibit 10.1

ATRICURE, INC.

6033 Schumacher Park Drive

West Chester, Ohio 45609

April 17, 2007

Julie A. Piton

3058 Harbor Winds Drive

Suamico, Wisconsin 54173

Re:	Amendment of Employment Agreement

Dear Julie:

This letter is to memorialize the agreement between Atricure and you regarding the amendment of your Employment Agreement, dated as of January 5, 2007, with Atricure (the “Employment Agreement”).

As we discussed, in connection with the proposed purchase of your current home, Atricure anticipates entering into a Relocation Services Agreement with HomeServices Relocation, LLC and Jim Huff Realty substantially in the form previously provided to you by Atricure (the “HomeServices Agreement”).

In consideration for Atricure’s willingness to enter into the HomeServices Agreement, and in recognition of the financial benefit that will accrue to you as a result thereof, Atricure and you agree that, subject to, and immediately effective upon, the execution and delivery of the HomeServices Agreement, the Employment Agreement will be deemed amended as follows:

(a) In Section 7(b)(i) (relating to reimbursement of relocation expenses), the phrase “one-hundred thousand dollars ($100,000)” shall be replaced with the phrase “seventy-five thousand dollars ($75,000)”;

(b) In Section 7(b)(i), subsection “(D)” (relating to real estate broker’s commissions) shall be deleted therefrom, and accordingly current subsection “(E)” shall be re-designated as new subsection “(D)” and current subsection “(F)” shall be re-designated as new subsection “(E)”;

(c) In Section 7(b)(ii) (relating to Executive’s potential repayment of relocation expenses), the table therein shall be amended and restated as follows:

Percentage to be repaid to Company
If the Termination Date occurs any time during the:
First Contract Year	100%
Second Contract Year	75%
Third Contract Year	50%

You and we agree that this letter agreement shall not be construed to obligate Atricure to enter into the HomeServices Agreement, and Atricure reserves the right hereafter to decline to enter into such agreement. Each of us acknowledges that the purpose of this letter is to reflect the agreed-upon modifications that would become effective only in the event of, and subject to, the execution and delivery of the HomeServices Agreement.

Other than as set forth above, the Employment Agreement would remain unchanged and in full force and effect.

If the above is satisfactory, kindly sign this letter in the space provided-below and return it to me.

Sincerely,

ARTICURE, INC.

By:	/s/ David Drachman
David Drachman
President and CEO

Accepted and Agreed:

/s/ Julie A. Piton
Julie A. Piton